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                                                                    Exhibit 23.1
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                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
ViroPharma Incorporated:

We consent to the use of our report dated February 8, 2001, except as to note 14, which is as of February 27, 2001, with respect to the balance sheets of ViroPharma Incorporated as of December 31, 1999 and 2000, and the related statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000 and for the period December 5, 1994 (Inception) to December 31, 2000, incorporated herein by reference.



                                        /s/ KPMG LLP

Princeton, New Jersey
October 25, 2001